UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 28, 2025

Legacy Education Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-42283	84-5167957
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

701 W Avenue K, Suite 123

Lancaster, CA 93534

(Address of principal executive offices, including ZIP code)

(661) 940-9300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	LGCY	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Rohmann Employment Agreement

On March 28, 2025, Legacy Education Inc. (the “Company”) entered into an amendment (the “Rohmann Amendment”) to the employment agreement by and between the Company and the Company’s Chief Executive Officer, LeeAnn Rohmann dated July 1, 2023 (the “Rohmann Employment Agreement”). Pursuant to the Rohmann Amendment, Ms. Rohmann’s base salary will be increased to $415,000. Ms. Rohmann shall be eligible to receive a target potential payout equal to her base salary, and a maximum potential payout of up to 300% of her base salary, if the Company meets or exceeds criteria adopted by the Company’s Compensation Committee.

Pope Employment Agreement

On March 28, 2025, the Company entered into an employment agreement (the “Pope Employment Agreement”) with Brandon Pope, the Chief Financial Officer of the Company. Pursuant to the Pope Employment Agreement, Mr. Pope will (i) receive a base salary at an annual rate of $300,000 (the “Base Salary”), paid in regular installments consistent with the Company’s policies and (ii) be eligible for an annual bonus of up to $300,000 (the “Annual Bonus”), contingent upon achieving Company and individual performance targets as determined by the Company’s Compensation Committee. The Annual Bonus is payable only if Mr. Pope remains employed and in good standing on the last day of the fiscal year, without having given resignation notice prior to the bonus payment date.

The initial term of Mr. Pope’s engagement under the Pope Employment Agreement commences on the Effective Date (as defined in the Pope Employment Agreement) for a period of two years. The Pope Employment Agreement is autonomically renewed for successive one-year periods until non-renewal notice is given by Mr. Pope of the Company.

Under the Pope Employment Agreement, termination of Mr. Pope by the Company for “Cause” (as such term is defined in the Pope Employment Agreement), or resignation by Mr. Pope without “Good Reason” (as defined in the Pope Employment Agreement), will not require the Company to pay severance to Mr. Pope. If however, termination of Mr. Pope by the Company without “Cause”, non-renewal by the Company at the end of Mr. Pope’s initial term or resignation by Mr. Pope for “Good Reason”), then the Pope Employment Agreement will require the Company pay severance to Mr. Pope. Upon any such termination, Mr. Pope will be entitled to (i) a lump sum amount equal to twenty four months of his Base Salary, (ii) provide reimbursement to Mr. Pope’s medical insurance premiums for a period of twenty four months following the date of termination; and (iii) notwithstanding any provision of any stock incentive plan, stock option agreement, realization bonus, restricted stock agreement or other agreement relating to capital stock of the Company, cause any equity awards granted prior to that termination that are then outstanding and unvested to immediately vest and, with respect to all options and stock appreciation rights, to become fully exercisable.

The foregoing descriptions of the Rohmann Amendment and the Pope Employment Agreement do not purport to be complete and are subject to, and qualified in their entirety by reference to the full text of the Rohmann Amendment and the Pope Employment Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2 respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Amendment to Employment Agreement by and between the Company and LeeAnn Rohmann dated March 28, 2025
10.2	Employment Agreement by and between the Company and Brandon Pope dated March 28, 2025s
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2025	Legacy Education Inc.

/s/ LeeAnn Rohmann
LeeAnn Rohmann
Chief Executive Officer